Exhibit 10.3

EMPLOYEE NON-QUALIFIED STOCK OPTION AGREEMENT

EMPLOYEE NON-QUALIFIED STOCK OPTION AGREEMENT, dated as of the 8th day of March, 2012, by and between NovaStar Financial, Inc., a Maryland corporation (the “Company”) and Steve Haslam (the “Optionee”).

WHEREAS, pursuant to the terms of the NovaStar Financial, Inc. 2004 Incentive Stock Plan, as amended (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that the Optionee is to be granted an option to purchase a specified number of shares of the Company's common stock on the terms and conditions set forth herein;

WHEREAS, the Optionee is now an employee of the Company or a Subsidiary of the Company; and

WHEREAS, the Company and the Optionee desire to enter into this Agreement for the purpose of memorializing the terms and conditions of the option.

NOW, THEREFORE, the Company and the Optionee agree as follows:

1.    Grant Subject to Plan. The Option (as defined below) is expressly subject to all terms and provisions of the Plan, and the terms and provisions of such Plan are incorporated herein by reference. Capitalized terms not defined herein shall have the meaning ascribed thereto in the Plan.

2.    Number of Shares and Option Price. Pursuant to the action of the Committee, which action was effective on March 8, 2012 (the “Date of Grant”), the Optionee is hereby granted a non-qualified stock option (the “Option”) to purchase one million five hundred thousand (1,500,000) shares of the Company's common stock (the “Option Shares”), at the purchase price of Sixty-Three Cents ($0.63) per share (the “Option Price”). The Option Price is equal to or greater than the price at which the Company's common stock was last sold as quoted on the Pink Sheets of the OTC on the Date of Grant.

3.    Period of Option. The term of the Option and of this Agreement shall commence on the Date of Grant and terminate upon the expiration of ten (10) years from the Date of Grant. Upon termination of the Option, all rights of the Optionee hereunder shall cease.

4.    Conditions of Exercise. This Option may be exercised, in whole or in part at any time, or from time to time, up to ten (10) years from the Date of Grant, but only during the period in which such Option remains exercisable as herein provided. The Option Shares shall vest as follows: Three Hundred Seventy Five Thousand (375,000) shares on March 8, 2013; Three Hundred Seventy Five Thousand (375,000) shares on March 8, 2014; Three Hundred Seventy Five Thousand (375,000) shares on March 8, 2015; and Three Hundred Seventy Five Thousand (375,000) shares on March 8, 2016.
5.    Nontransferability of Option. Other than a transfer as described in Section 5(c) of the Plan or otherwise in the discretion of the Administrator pursuant to Section 5(c) of the Plan, the Option and this Agreement shall not be transferable.

6.    Exercise of Option. The Option may be exercised as described in Section 5 of the Plan or in the following manner: the Optionee, or the person or persons having the right to exercise the Option upon the death or Disability of the Optionee, shall deliver to the Company written notice specifying the number of Option shares which he or she elects to purchase, together with either (i) cash, (ii) shares of Company common stock having a Fair Market Value determined as of the date of exercise, (iii) cancellation of any indebtedness owed by the Company to the Optionee, or (iv) any combination of the above, the sum of which equals the total price to be paid upon the exercise of the Option, and the stock purchased shall thereupon be promptly delivered. The Optionee will not be deemed to be a holder of any shares pursuant to exercise of the Option until the date of issuance to him or her of a stock certificate for such shares and until the shares are paid in full.

7.    Adjustment for Changes in Capitalization. As described in Section 3(d) of the Plan, in the event of any extraordinary corporate changes occurring after the date hereof, the Administrator shall make adjustments to the Option as set forth therein.

8.    Termination by Death. If the Optionee's service with the Company or any Subsidiary terminates by reason of death, the Option may thereafter be exercised by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, to the full extent of the Option Shares, for a period of twelve (12) months or until the expiration of the stated term of such Option, whichever period is shorter.

9.    Termination by Reason of Disability. If the Optionee's service with the Company or any Subsidiary terminates by reason of Disability, any Option held by the Optionee may thereafter be exercised, to the full extent of the Option Shares, for a period of twelve (12) months from the date of such termination of employment or until the expiration of the stated term of such Option, whichever period is shorter; provided, however, that if the Optionee dies within such twelve (12) month period and prior to the expiration of the stated term of such Option, such Option may thereafter be exercised for a period of twelve (12) months from the date of death or until the expiration of the stated term of such Option, whichever period is shorter.

10.    Other Termination. If the Optionee's service with the Company (and/or any Subsidiary, as the case may be, such that Optionee is no longer employed by either the Company or any Subsidiary) terminates for any reason other than death or Disability, the Option may be exercised to the extent it has become exercisable, for a period of three (3) months from the date of such termination or until the expiration of the stated term of the Option, whichever period is shorter; provided, however, that if the Optionee dies within such three (3) month period and prior to the expiration of the stated term of such Option, such Option may thereafter be exercised to the extent it has become exercisable for a period of three (3) months from the date of death or until the expiration of the stated term of the Option, whichever period is shorter.

11.    Option Not an Incentive Stock Option. It is intended that the Option shall not be treated as an incentive stock option under Section 422 or the Internal Revenue Code of 1986, as amended.

12.    No Contract of Employment. Nothing contained in this Agreement shall be considered or construed as creating a contract of employment for any specified period of time.

13.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

14.    Entire Agreement; Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referred hereto, and signed by the parties hereto. This Agreement supersedes all prior agreements and understandings between the Optionee and the Company to the extent that any such agreements or understandings conflict with the terms hereof.

15.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law, which might otherwise apply.

[signature page follows]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

NOVASTAR FINANCIAL, INC.

/s/ W. Lance Anderson
Name: W. Lance Anderson
Title: Chief Executive Officer

OPTIONEE

/s/ Steve Haslam
Steve Haslam